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SEC 1745        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
(6-00) INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                                                    ----------------------------
                                                           OMB APPROVAL
                                                    ----------------------------
               UNITED STATES                         OMB Number: 3235-0145
    SECURITIES AND EXCHANGE COMMISSION              ----------------------------
          WASHINGTON, D.C. 20549                     Expires: December 31, 2005
                                                    ----------------------------
                                                     Estimated average burden
                                                     hours per response. . . .11
                                                    ----------------------------

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*

                          Implant Sciences Corporation
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                                (Name of Issuer)

                     Common Stock, $.10 par value per share
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                         (Title of Class of Securities)

                                   45320R 10 8
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                                 (CUSIP Number)

                                  June 23, 1999
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45320R 10 8                 13G               Page  2    of   5  Pages
          -----------                                        ----      ----

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      1.      Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

                   Stephen N. Bunker
--------------------------------------------------------------------------------
      2.      Check the Appropriate Box if a Member of a Group
              (See Instructions)

              (a)    | |
              (b)    | |
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      3.      SEC Use Only
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      4.      Citizenship or Place of Organization             United States
--------------------------------------------------------------------------------

                     5.  Sole Voting Power                      658,448
Number of            -----------------------------------------------------------
Shares               6.  Shared Voting Power                          0
Beneficially         -----------------------------------------------------------
Owned by             7.  Sole Dispositive Power                 658,448
Each Reporting       -----------------------------------------------------------
Person With          8.  Shared Dispositive Power                     0
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      9.      Aggregate Amount Beneficially Owned by Each Reporting Person
                   658,448
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              Check if the Aggregate Amount in Row (9) Excludes
      10.
              Certain Shares (See Instructions)                      | |

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      11.     Percent of Class Represented by Amount in Row (9)
                   10.6%
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      12.     Type of Reporting Person (See Instructions)
                   IN
--------------------------------------------------------------------------------

CUSIP No. 45320R 10 8                 13G               Page  3    of   5  Pages
          -----------                                        ----      ----

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ITEM 1.(a)  NAME OF ISSUER

            Implant Sciences Corporation

ITEM 1.(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            107 Audubon Road, #5
            Wakefield, MA  01880

ITEM 2.(a)  NAME OF PERSONS FILING

            Stephen N. Bunker is filing this Schedule in an individual capacity.

ITEM 2.(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE The address for Mr. Bunker is Implant Sciences Corporation, 107 Audubon Road, #5, Wakefield, MA 01880.

ITEM 2.(c)  CITIZENSHIP

            Mr. Bunker is a citizen of the United States.

ITEM 2.(d)  TITLE OF CLASS OF SECURITIES

            Common Stock, $.10 par value per share.

ITEM 2.(e)  CUSIP NUMBER

            45320R 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            N/A

CUSIP No. 45320R 10 8                 13G               Page  4    of   5  Pages
          -----------                                        ----      ----

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ITEM 4.     OWNERSHIP.

            The information contained in Items 5-11 of the cover page is incorporated herein by reference. The number of shares beneficially owned includes an option to purchase 25,000 shares of Common Stock exercisable within 60 days after the date of this Schedule 13G.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            N/A

ITEM 10.    CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



December 31, 2002

                    /s/ Stephen N. Bunker
                    -------------------------------
                    Stephen N. Bunker